EX99.1

UTStarcom, Inc. Announces Proposed Convertible Subordinated Notes Offering And Simultaneous Convertible Bond Hedge and Call Option Transactions

ALAMEDA, Calif., March 6 /PRNewswire-FirstCall/ — UTStarcom, Inc. (Nasdaq: UTSI) announced today that it intends to offer, subject to market and other conditions, approximately $350 million aggregate principal amount of Convertible Subordinated Notes due 2008 through an offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The interest rate, conversion rate (including the circumstances in which a holder may convert its notes) and offering price are to be determined by negotiations between UTStarcom and the initial purchasers of the notes.

(Photo: http://www.newscom.com/cgi-bin/prnh/20001102/UTSILOGO )

UTStarcom stated that it expects to grant the initial purchasers a 13-day option to purchase up to an additional $52.5 million principal amount of notes.

UTStarcom plans to use a portion of the net proceeds to repurchase 8 million of its shares beneficially owned by SOFTBANK America, Inc. The purchase price for the shares is expected to be at a 5% discount to today’s Nasdaq National Market closing sale price. UTStarcom also intends to use a portion of the net proceeds to enter into convertible bond hedge and call option transactions with respect to its common stock to reduce the potential dilution from conversion of the notes. In addition, the Company intends to use the remaining net proceeds for general corporate purposes, including research and development, expansion of its sales and marketing organization and working capital. From time to time the Company may evaluate opportunities to acquire or invest in complementary businesses, technologies or products, and may use a portion of the net proceeds to enter into these types of transactions.

This announcement is neither an offer to sell nor a solicitation to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

The securities will not be registered under the Securities Act, or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.

SOURCE: UTStarcom, Inc.